Filed pursuant to Rule 424(b)(3)

Registration No. 333-284417

PROSPECTUS

Up to 3,850,792 Ordinary Shares

LUOKUNG TECHNOLOGY CORP.

This prospectus relates to resale from time to time by certain selling shareholders, of up to 3,850,792 ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”) of Luokung Technology Corp. (the “Company”, or “Luokung”), including (i) up to 2,288,292 Ordinary Shares issued by us to certain creditors (“Debt Investors”) pursuant to certain debt-to-equity conversion agreement (the “Conversion Agreement”) entered into by and among the Company and certain creditors on July 8, 2024 and (ii) up to 1,562,500 Ordinary Shares issued by us to certain investors (“New Investors”, with Debt Investors, each, a “Selling Shareholder”, collectively, “Selling Shareholders”) pursuant to certain Ordinary Share Subscription Agreement (the “Subscription Agreement”) entered into by and among the Company and the New Investors thereto on July 10, 2024.

We are registering the resale of these securities by the Selling Shareholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. The Selling Shareholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The resale of these securities are being registered to permit the Selling Shareholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Shareholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution”. We will pay certain expenses associated with the registration of the resale of these securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

All of the Ordinary Shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Shareholders or the issuance of Ordinary Shares by us pursuant to this prospectus.

The shares being registered for resale by this registration statement will be considerable relative to the Company’s public float. As a result, sales of shares on this registration statement could have significant negative impact on the public trading price of the Ordinary Share of the Company.

Our Ordinary Shares are currently traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “LKCO.” The closing price of our Ordinary Shares on the Nasdaq on February 6, 2025 was $1.83 per ordinary share.

We are a British Virgin Islands holding company with operations primarily conducted by our subsidiaries and the variable interest entities (the “VIEs”) established in the People’s Republic of China (“PRC” or “China”). Therefore, the investors are buying shares of a British Virgin Islands holding company and you will not hold any interests of our Chinese operating companies or the VIEs.

This structure as referenced above involves unique risks to investors. The VIE structure enables investors to share economic interests in China-based companies in sectors where foreign direct investment is prohibited or restricted under laws and regulations in the Chinese mainland, and investors in our ordinary shares may never hold equity interests in the Chinese operating company. In addition, the legality and enforceability of the contractual agreements between our PRC subsidiaries, the VIEs, and their nominee shareholders, as a whole, have not been tested in court. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we have listed, which could cause the value of such securities to significantly decline or become worthless. See “Risk Factors – If the PRC government deems that our agreements with the VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries or other laws or regulations of the PRC, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which may materially reduce the value of our ordinary shares.” For a more detailed discussion of risks we face as a result of our VIE structure.

The contractual arrangements with the consolidated VIEs may not be as effective as ownership in ensuring receiving economic benefits from the business operations in the PRC and we may incur substantial costs to enforce the terms of the arrangements. See “Risk Factors - Risks Related to Our Corporate Structure – If the PRC government deems that our agreements with the VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries or other laws or regulations of the PRC, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which may materially reduce the value of our ordinary shares.”

Our corporate structure is subject to risks associated with our contractual arrangements with the VIEs. Investors may never directly hold equity interests in the VIEs. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with the PRC laws and regulations, or if these regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Our holding company, our PRC subsidiaries, the VIEs, and our investors face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect the financial performance of the VIEs and our company as a whole.

As an offshore holding company, we will be permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fund-raising activities to our subsidiaries in China only through loans or capital contributions, subject to the satisfaction of the applicable government registration and approval requirements. Before providing loans to our PRC subsidiaries, we will be required to make filings about details of the loans with the State Administration of Foreign Exchange of the PRC (the “SAFE”) in accordance with relevant PRC laws and regulations. Our PRC subsidiaries that receive the loans are only allowed to use the loans for the purposes set forth in these laws and regulations. Under regulations of the SAFE, Renminbi is not convertible into foreign currencies for capital account items, such as loans, repatriation of investments and investments outside of China, unless the prior approval of the SAFE is obtained and prior registration with the SAFE is made.

For the fiscal year ended December 31, 2023, Luokung transferred $28,000 to MMB Limited, which is our wholly owned subsidiary. MMB Limited transferred $1,000 to Luokung. For the six months ended June 30, 2024, Luokung transferred $nil to our subsidiaries, and our subsidiaries transferred $nil to Luokung. Since July 1, 2024 and until the date of this prospectus, no such transactions occurred.  Other than the transfers mentioned above, as of the date of this prospectus, Luokung has not made any other transfers, dividends or distributions between the holding company, any of its subsidiaries or to investors. We do not have any current intentions to distribute further earnings. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiaries by way of dividend payments. See “Risk Factors — Our holding company structure may limit the payment of dividends” in the Company’s annual report on 20-F incorporated herein by reference for more information. The company currently does not have any cash management policies that dictate how funds are transferred.

VIE Arrangements with VIEs and Their Respective Shareholders

(i)	Contracts that give the Company effective control of the VIEs

Exclusive Option Agreement

Each VIE equity holder has granted the Wholly Foreign-Owned Enterprises (“WFOEs”) exclusive call options to purchase the nominal equity interest in the VIEs at an exercise price equal to (i) with regard to Zhong Chuan Shi Xun, the minimum price as permitted by applicable PRC laws, or (ii) with regard to Beijing BotBrain, RMB10 in aggregate, or if appraisal is required as requested by relevant PRC laws, the price as determined by the relevant parties, or (iii) with regard to eMapgo Technologies (Beijing) Co., Ltd (“EMG”), RMB 1 in aggregate or other price as determined by the relevant parties, provided that if required by relevant PRC laws, the minimum price as permitted by PRC laws shall apply. The WFOEs may designate another entity or individual to purchase the nominal equity interests, if applicable, under the call options. Each call option is exercisable subject to the condition that applicable PRC laws, rules and regulations do not prohibit completion of the transfer of the nominal equity interests pursuant to the call option. The VIEs shall not declare any dividend or other distribution to its equity holders without the approval of the WFOEs. With regard to Zhong Chuan Shi Xun and Beijing BotBrain, the exclusive call option agreements remain in effect for ten (10) years and may be renewed at the election of the WFOEs. With regard to EMG, the exclusive call option agreement shall remain in effect until all nominal equity interest under the call option has been transferred to the WFOE or its designated entity or individual.

Equity Pledge Agreements

As for Zhong Chuan Shi Xun and Beijing BotBrain, pursuant to the relevant equity pledge agreements, the relevant VIE equity holders have pledged all of their interests in the equity of the VIEs as a continuing security interest in favor of the corresponding WFOEs to secure the performance of obligations by the VIEs and/or the equity holders under the exclusive business cooperation agreements. Each WFOE is entitled to exercise its right to dispose of the VIE equity holders’ pledged interests in the equity of the VIE in accordance with applicable PRC laws in the event of any breach or default, and VIE equity holders shall cease to be entitled to any rights or interests associated with their nominal equity interests in the VIEs. These equity pledge agreements remain in force until and unless the obligations of the VIE equity holders to the WFOEs under the exclusive business cooperation agreements have been fulfilled.

As for EMG, pursuant to the relevant equity pledge agreement, the relevant VIE equity holder has pledged all of its nominal equity interest in the VIE as a continuing first priority security interest in favor of the corresponding WFOE to secure the performance of obligations by the VIE as set forth in the relevant exclusive option agreement, proxy agreement, the equity pledge agreement and the VIE’s obligation to repay the secured indebtedness. The VIE equity holder shall not be entitled to receive any dividend associated with its nominal equity interest without the approval of the WFOE, and the dividend received by the VIE equity holder shall be deposited in the account designated by the WFOE and subject to the supervision of the WFOE. In the event of any breach or default, the WFOE shall be entitled to all rights to relief, including but not limited to disposing the nominal equity interest held by the VIE equity holder. The equity pledge agreement shall remain in force until and unless the obligations of the VIE equity holder to the WFOE under the exclusive option agreement, proxy agreement, the equity pledge agreement have been fulfilled or all the secured indebtedness has been paid off.

Power of Attorney

As for Zhong Chuan Shi Xun and Beijing BotBrain, pursuant to the relevant power of attorney, each of the relevant VIE equity holders irrevocably appoints the corresponding WFOE as its attorney-in-fact to exercise on its behalf any and all rights that such equity holder has in respect of its nominal equity interests in the relevant VIE conferred by relevant laws and regulations and the articles of associate of such VIE. The power of attorney shall remain effective as long as such VIE equity holder remains as a shareholder of Zhong Chuan Shi Xun or Beijing BotBrain.

As for EMG, pursuant to the relevant power of attorney, the relevant VIE equity holder irrevocably appoints certain the person designated by the corresponding WFOE as its attorney-in-fact to exercise on its behalf any and all rights that such equity holder has in respect of its nominal equity interest in the relevant VIE conferred by relevant laws and regulations and the articles of associate of such VIE. The power of attorney of EMG shall remain effective until March 11, 2044, and will be renewed automatically for another ten (10) years unless the parties to the power of attorney agree otherwise.

(ii)	Contracts that enable the Company to receive the certain benefits from the VIEs

Exclusive business cooperation agreements

As for Zhong Chuan Shi Xun and Beijing BotBrain and EMG, each relevant VIE has entered into an exclusive business services agreement with the corresponding WFOE, pursuant to which the relevant WFOE provides exclusive business services to the VIE. In exchange, (i) Zhong Chuan Shi Xun pays a service fee to the corresponding WFOE which shall be no less than 80% of Zhong Chuan Shi Xun’s after-tax profits; (ii) Beijing BotBrain pays a service fee to the corresponding WFOE which shall be reasonably determined by such WFOE based on certain factors; (iii) EMG pays a service fee to the corresponding WFOE which shall be 20% of EMG’s annual income. Luokung exercises control over the VIEs through a Call Option Agreement, an Equity Pledge Agreement, an Exclusive Business Cooperation Agreement and a Proxy Agreement. The amount of service fees to be paid by EMG and BotBrain shall be determined solely by the WFOE or as mutually agreed by the WFOE and the VIEs. Based on the control Luokung exercises through these agreements and based on its ability to determine the fees paid by EMG and BotBrain, Luokung is considered the primary beneficiary of the VIEs.

Termination agreements

On January 5, 2023, Zhong Chuan Shi Xun and certain shareholder of Beijing Wave Function Culture Development Co., Ltd. (“Wave Function”) entered into certain termination of persons acting in concert agreement (“Wave Function Termination Agreement”). Pursuant to the Wave Function Termination Agreement, both parties agreed not to act in concert of the business strategic operation and management, and enjoyed the respective rights and obligation as shareholders.

Limitation of VIE Structure Derived from the PRC Legal Systems

There are also substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules regarding the status of the rights of our British Virgin Islands holding company with respect to its contractual arrangements with the VIEs and their respective shareholders. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or any of the VIEs is found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Risk Factors - Risks Related to Doing Business in China – PRC laws and regulations govern our businesses. If we are found to be in violation of such PRC laws and regulations, we could be subject to sanctions. In addition, changes in and uncertainties with respect to such PRC laws and regulations may materially and adversely affect our business.”

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law of the PRC, (the “Foreign Investment Law”), which came into effect on January 1, 2020. The Foreign Investment Law replaced the Law on Sino-Foreign Equity Joint Ventures, the Law on Sino-Foreign Contractual Joint Ventures and the Law on Wholly Foreign-Owned Enterprises as the legal foundation for foreign investments in China. The Foreign Investment Law stipulates certain forms of foreign investment, which do not include the contractual arrangements as a form of foreign investment but stated that foreign investment includes “foreign investors invest through any other methods under laws, administrative regulations or provisions prescribed by the State Council”. There are uncertainties in determining whether our contractual arrangements constitute foreign investments and there is no guarantee that the VIE contractual arrangements and the business of the VIEs and their subsidiaries will not be materially and adversely affected in the future.

Rules and regulations in China can change quickly with little advance notice and the PRC government may intervene or influence a registrant’s operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers. It is uncertain whether any new PRC laws, rules or regulations affecting the VIE structure will be adopted or if adopted, what they would provide. See “Risk Factors - Risks Related to Doing Business in China - PRC laws and regulations govern our businesses. If we are found to be in violation of such PRC laws and regulations, we could be subject to sanctions. In addition, changes in and uncertainties with respect to such PRC laws and regulations may materially and adversely affect our business.” There can be no assurance that the VIE Arrangements will be deemed by the relevant governmental or judicial authorities to be in compliance with the existing or future applicable PRC laws and regulations, or the relevant governmental or judicial authorities may in the future interpret the existing laws or regulations with the result that the contractual arrangements will be deemed to be in compliance of the PRC laws and regulations.

Our subsidiaries and the VIEs face various legal and operational risks and uncertainties associated with being based in or having our operations primarily in China and under the complex and evolving PRC laws and regulations. For instance, PRC government has significant authority in regulations and we face risks and uncertainties associated with regulatory approvals on offerings conducted overseas by and foreign investment in China-based issuers, the use of the VIEs, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy. In recent years, PRC government has been exerting more oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers. Although we believe our operating structure is legal and permissible under the Chinese law and regulations currently in effect, Chinese regulatory authorities could take a different position on the interpretation and enforcement of laws and regulations and disallow our holding company structure. These legal and operational risks and uncertainties associated with being based in China may materially and adversely change our operations, affect the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors could cause the value of our securities to significantly decline or be worthless. For a detailed description of risks related to doing business in China, see “Item 3. Key Information - D. Risk Factors - Risks Related to Doing Business in China.”

As of the date of this prospectus, neither we nor the VIEs have been involved in any investigations initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction for the business operation, accepting foreign investment or listing on the Nasdaq Stock Market. However, since these statements and regulatory actions by China’s government are newly published, official guidance and related implementation rules have not been issued. It is highly uncertain what future impact such modified or new laws and regulations will have on our daily business operations, the ability to accept foreign investments and our continued listing on the Nasdaq Stock Market. See “Risk Factors - Risks Related to Doing Business in China - PRC laws and regulations govern our businesses. If we are found to be in violation of such PRC laws and regulations, we could be subject to sanctions. In addition, changes in and uncertainties with respect to such PRC laws and regulations may materially and adversely affect our business.” These risks and uncertainties arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and quickly evolving rules and regulations in China, could result in a material adverse change in our operations and the value of our ordinary shares.

Permissions Required from the PRC Authorities for Our Operations

We conduct our business primarily through our subsidiaries, and the VIEs, in China. Our operations in China are governed by PRC laws and regulations. As of the date of this prospectus, neither we nor the VIEs have been involved in any investigations initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction for our operations or our issuance of securities to investors. Nevertheless, the Standing Committee of the National people’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires us, our subsidiaries, the VIEs or their subsidiaries to obtain permissions from PRC regulatory authorities to approve the VIE operations.

According to Article 7 of the Measures of Cybersecurity Review (“the New CAC Measures”) which was promulgated by the Cyber Administration of China, together with 12 other departments on December 28, 2021 and entered into force and effect on February 15, 2022, a network platform operator that holds personal information of more than one million users shall report to Cybersecurity Review Office for cybersecurity review when it seeks to list its securities overseas. During such reviews, the network platform operator may be required to take measures to prevent and mitigate risk, and such measures could cause disruptions to our operations. Cybersecurity review could also result in negative publicity with respect to the network platform operator and diversion of its managerial and financial resources, which could materially and adversely affect its business, financial conditions, and results of operations. The New CAC Measures do not apply to the Company or any of its subsidiaries or the VIEs as of the date of this annual report. The Company and any of its subsidiaries or the VIEs are not critical information infrastructure operators purchasing network products and services or online platform operators carrying out data processing activities that affect or may affect national security. We hold less than 1 million users’ personal information. We believe we are not subject to the cybersecurity review under the New CAC Measures. As of the date of this report, we have not been involved in any investigations on cybersecurity review initiated by the CAC, and we have not received any warning, sanction or penalty in such respect. We believe that we are compliant with the regulations or policies that have been issued by the CAC as of the date of this prospectus. As of the date of this prospectus, for entities that have been listed overseas before the implementation of the New CAC Measures and intend to issue additional shares rather than doing a public listing, the New CAC Measures do not clearly stipulate that such entities or their subsidiaries, as network platform operators, shall report to Cybersecurity Review Office for cybersecurity review. The New CAC Measures remain unclear on whether such requirements will be applicable to companies which are already listed in the United States, such as us. It also remains uncertain whether any future regulatory changes would impose additional restrictions on companies like us. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirements in the future. As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all. Please see “Risk Factor - Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering” for more detailed discussion.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the Security and Exchange Commission (the “SEC”) issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. On August 1, 2021, the China Securities Regulatory Commission (the “CSRC”) stated in a statement that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of Chinese companies and the recent regulatory development in China, and that both countries should strengthen communications on regulating China-related issuers. To the best of our knowledge, as of the date of this annual report, current Chinese laws and regulations do not forbid us from issuing securities overseas. On December 24, 2021, the CSRC published the Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Draft Administrative Provisions”) and the Administration Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (the “Draft Filing Measures”). The Draft Administrative Provisions and the Draft Filing Measures lay out requirements for filing and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which took effect on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website. The Trial Measures, together with the Guidance Rules and Notice reiterate the basic principles of the Draft Administrative Provisions and Draft Filing Measures, and clarified and emphasized several aspects, which include but are not limited to: (1) criteria to determine whether an issuer will be required to go through the filing procedures under the Trial Measures; (2) exemptions from immediate filing requirements for issuers including those that have already been listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Measures, but these issuers shall still be subject to filing procedures if they conduct refinancing or are involved in other circumstances that require filing with the CSRC; (3) a negative list of types of issuers banned from listing or offering overseas, such as issuers whose affiliates have been recently convicted of bribery and corruption; (4) issuers’ compliance with web security, data security, and other national security laws and regulations; (5) issuers’ filing and reporting obligations, such as obligation to file with the CSRC after it submits an application for initial public offering to overseas regulators, and obligation after offering or listing overseas to file with the CSRC after it completes subsequent offerings and to report to the CSRC material events including change of control or voluntary or forced delisting of the issuer; and (6) the CSRC’s authority to fine both issuers and their relevant shareholders for failure to comply with the Trial Measures, including failure to comply with filing obligations or committing fraud and misrepresentation. Specifically, we are not subject to the filing requirements as regulated by the Trial Measures, however, pursuant to the Trial Measures, our future securities offerings in Nasdaq Capital Market where we currently list shall also be filed with the CSRC within 3 working days after the offering is completed. As the Trial Measures are newly issued, there remain uncertainties regarding its interpretation and implementation. Therefore, we cannot assure you that we will be able to complete the filings for our future offering and fully comply with the relevant new rules on a timely basis, if at all. In addition, we cannot guarantee that we will not be subject to tightened regulatory review and we could be exposed to government interference in China.

In addition, as of the date of this prospectus, except for business license, foreign investment information report to the commerce administrative authority and foreign exchange registration or filing, our consolidated subsidiaries and the VIEs are not required to obtain any other licenses and permits from the PRC government authorities, and our holding company, our Chinese subsidiaries and the VIEs have obtained all the licenses and permits that are requisite for the business operations in China. However, given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by government authorities, we may be required to obtain certain licenses, permits, filings, permissions or approvals for the functions and services that we provided in the future, or to offer securities, in China.

If we, our subsidiaries, or the VIEs (i) do not receive or maintain such permissions or approvals, should the approval be required in the future by the PRC government, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, our operations and financial conditions could be materially adversely affected, our ability to offer securities to investors could be significantly limited or completely hindered and our securities may substantially decline in value or be worthless. As of the date of this annual report, based on Company’s management’s understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval under the M&A Rules for our offshore offerings because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether our offshore offerings are subject to this regulation; and (ii) no provision in the M&A Rules classifies the contractual arrangements under the VIE agreements as a type of acquisition transaction falling under the M&A Rules. However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations, as well as the trading price of our securities. The CSRC, the Cyberspace Administration of China or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt any securities offering we may undertake in the future. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the Cyberspace Administration of China or other regulatory PRC agencies later promulgate new rules requiring that we obtain more approvals in the future, we may be unable to obtain such approvals or a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities. These legal and operational risks and uncertainties associated with being based in China may materially and adversely change our operations, affect the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors could cause the value of our securities to significantly decline or be worthless.

In addition, the Chinese government has recently strengthened its anti-monopoly regulation and enforcement. In 2011, the State Council promulgated the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or Circular 6, and MOFCOM issued related implementation regulations, officially establishing a security review system for mergers and acquisitions of domestic enterprises by foreign investors. In July 2021, the Cyberspace Administration of China (“CAC”) opened cybersecurity probes into several U.S.-listed technology companies focusing on anti-monopoly regulation and those companies’ practice to collect, store, process and transfer data. On June 24, 2022, the Standing Committee of the National People’s Congress adopted the amended Anti-Monopoly Law, which increases the fines for illegal concentration of business operators. On February 7, 2021, the Anti-Monopoly Committee of the State Council promulgated the Anti-monopoly Guidelines for the Platform Economy Sector, or the Anti-monopoly Guideline, aiming to improve anti-monopoly administration on online platforms and specifically prohibit certain acts of the platform economy operators that may have the effect of eliminating or limiting market competition. As of the date of this prospectus, the Chinese government’s recent statements and regulatory actions related to anti-monopoly concerns have not impacted our ability to conduct business, accept foreign investments, or list on Nasdaq Capital Market because neither the Company, the Company’s subsidiaries, nor the VIEs have engaged in monopolistic acts that are subject to these statements or regulatory actions.

Dividends

As a holding company, we may rely upon dividends paid to us by our subsidiaries in the PRC, the contractual payment paid to us by the VIEs, or elsewhere to pay dividends and to finance any debt we may incur. As of the date of this prospectus, none of our subsidiaries or the VIEs has issued any dividends or distributions to us and we have not made any dividends or distributions to our shareholders. Our subsidiaries and the VIEs in the PRC generate and retain cash generated from operating activities and re-invest it in the business.

Current PRC regulations permit our subsidiaries in mainland China to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Under our current corporate structure, we rely on dividend payments or other distributions from our subsidiaries and the VIEs to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. If any subsidiary incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. In addition, under PRC laws and regulations, each of our subsidiaries in mainland China is required to set aside a portion of their net income each year to fund a statutory surplus reserve until such reserve reaches 50% of its registered capital. This reserve is not distributable as dividends. As a result, our PRC subsidiaries are restricted in their ability to transfer a portion of its net assets to us in the form of dividends, loans or advances. Further, the PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. If we are unable to receive funds from our subsidiaries, we may be unable to pay cash dividends on our ordinary shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC.

PCAOB and the Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act (the “HFCAA”), recent regulatory actions taken by the SEC and PCAOB, and proposed rule changes submitted by U.S. stock exchanges calling for additional and more stringent criteria to be applied to China-based public companies could add uncertainties to our capital raising activities and compliance costs. The HFCAA requires a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB determines that it is unable to inspect our auditors for three consecutive years, our securities may be prohibited to trade on a national exchange. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, would reduce the time before our securities may be prohibited from trading or delisted. On December 20, 2021, the PCAOB issued a report on its determinations that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China or Hong Kong because of positions taken by PRC authorities in those jurisdictions. Our independent registered public accounting firms that issued audit reports for our financial statements for 2023, 2022 and 2021, as auditors of companies that are traded publicly in the United States and firms registered with the PCAOB, are subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditors’ compliance with the applicable professional standards, and thus our auditors are not subject to the determinations announced by the PCAOB on December 16, 2021. However, we cannot be certain whether SEC or other U.S. regulatory authorities would apply additional and more stringent criteria to Chinese issuers including us as related to the audit of our financial statements. Trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it cannot inspect or investigate completely our auditors, and that as a result an exchange may determine to delist our securities.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC (the “Statement of Protocol”), which is intended to enable the PCAOB to inspect and investigate completely registered public accounting firms in mainland China and Hong Kong. According to a statement released by the PCAOB, the Statement of Protocol (i) provides the PCAOB with sole discretion to select the firms, audit engagements and potential violations it inspects and investigates without consultation with, nor input from, Chinese authorities, (ii) puts procedures in place for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed and (iii) provides the PCAOB with direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates. While the Chairs of both the PCAOB and the SEC made statements supporting the Statement of Protocol, both emphasized that this is only the first step in the process. On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was signed into law, which officially reduce the number of years auditor is not subject to PCAOB inspections to two consecutive years. As such, uncertainties remain regarding how it will impact China-based issuers and there is no assurance that the PCAOB will continue being able to execute, in a timely manner, its future inspections and investigations. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination, and upon that time the Company will only have two years to comply with PCAOB audits.

Selected Financial Data

(Unit: US$)

Consolidating Statements of Income Information

	Year ended December 31, 2023
	Parent	Subsidiaries	WFOEs	VIEs and their subsidiaries	Consolidation Adjustments	Consolidated

Revenue	-	23,174	10,121,605	849,506	(758,050)	10,236,235
Cost of Revenue	-	-	5,451,918	295,126	(116,319)	5,630,725
Gross profit (loss)	-	23,174	4,669,687	554,380	(641,731)	4,605,510
Operating expenses	10,644,763	5,751,034	12,779,770	2,806,880	153,917,318	185,899,765
Loss from operations	(10,644,763)	(5,727,860)	(8,110,083)	(2,252,500)	(154,559,049)	(181,294,255)
Other expenses, net	(74)	41,618	429,135	(3,526,313)	5,383,633	2,327,999
Provision for income tax	-	-	-	-	(2,755,973)	(2,755,973)
Loss before noncontrolling interest	(10,644,837)	(5,686,242)	(7,680,948)	(5,778,813)	(151,931,389)	(181,722,229)
Less: loss attributable to noncontrolling interest	-	-	-	394,627	(3,722)	(390,905)
Net loss	(10,644,837)	(5,686,242)	(7,680,948)	(5,384,186)	(151,935,111)	(181,331,324)

	Year ended December 31, 2022
	Parent	Subsidiaries	WFOEs	VIEs and their subsidiaries	Consolidation Adjustments	Consolidated

Revenue	-	5,464,332	6,432,597	86,199,653	(4,503,396)	93,593,186
Cost of Revenue	-	271,313	3,239,958	74,629,562	(199,168)	77,941,665
Gross profit (loss)	-	5,193,019	3,192,639	11,570,091	(4,304,228)	15,651,521
Operating expenses	20,968,387	13,229,967	18,163,688	10,582,141	(13,249,307)	76,193,490
Loss from operations	(20,968,387)	(8,036,948)	(14,971,049)	987,950	(17,553,535)	(60,541,969)
Other expenses, net	327	124,606	711	(2,944,089)	9,207,349	6,388,904
Provision for income tax	-	-	-	(8,878)	3,950,202	3,941,324
Loss before noncontrolling interest	(20,968,060)	(7,912,342)	(14,970,338)	(1,965,017)	(4,395,984)	(50,211,741)
Less: loss attributable to noncontrolling interest	-	-	-	(2,702,185)	374,244	(2,327,941)
Net loss	(20,968,060)	(7,912,342)	(14,970,338)	(4,667,202)	(4,021,740)	(52,539,682)

	Year ended December 31, 2021
	Parent	Subsidiaries	WFOEs	VIEs and their subsidiaries	Consolidation Adjustments	Consolidated

Revenue	-	(15,851)	2,636,562	171,503,642	(29,056,388)	145,067,965
Cost of Revenue	300,000	-	726,389	131,315,543	(3,315,846)	129,026,086
Gross profit (loss)	(300,000)	(15,851)	1,910,173	40,188,099	(25,740,542)	16,041,879
Operating expenses	29,415,319	35,544,319	3,561,420	21,074,461	(7,935,069)	81,660,450
Loss from operations	(29,715,319)	(35,560,170)	(1,651,247)	19,113,638	(17,805,473)	(65,618,571)
Other expenses, net	3,139	(146,447)	15,427	(3,836,228)	(14,642)	(3,978,751)
Provision for income tax	-	-	-	(9,665)	8,136,002	8,126,337
Loss before noncontrolling interest	(29,712,180)	(35,706,617)	(1,635,820)	15,267,745	(9,684,113)	(61,470,985)
Less: loss attributable to noncontrolling interest	-	-	-	(7,330,267)	-	(7,330,267)
Net loss	(29,712,180)	(35,706,617)	(1,635,820)	7,937,478	(9,684,113)	(68,801,252)

Consolidating Balance Sheets Information

	As of December 31, 2023
	Parent	Subsidiaries	WFOEs	VIEs and their subsidiaries	Consolidation Adjustments	Consolidated
Cash	5,662	50,690	18,579	9,055	-	83,986
Accounts receivable	-	755,621	3,613,413	15,794,476	(16,814,006)	3,349,504
Intercompany receivables	73,328,477	65,501,167	200,489	21,721,734	(160,751,867)	-
Other current asset	20,812,423	5,930,409	831,568	14,695,064	(38,554,230)	3,715,234
Total current asset	94,146,562	72,237,887	4,664,049	52,220,329	(216,120,103)	7,148,724
Property and equipment, net	-	235,588	865,341	43,874	(62,803)	1,082,000
Investment in subsidiaries	63,677,883	62,740,824	-	53,472,741	(179,891,448)	-
Intangible asset, net	-	-	29,685	-	43,299,459	43,329,144
Right of use asset, net	-	167,092	414,603	197,212	(34,697)	744,210
Other-non-current asset	2,344,250	2,560,573	-	2,936,301	(6,507,460)	1,333,664
Total Non-current asset	66,022,133	65,704,077	1,309,629	56,650,128	(143,196,949)	6,489,018
Total Asset	160,168,695	137,941,964	5,973,678	108,870,457	(359,317,052)	53,637,742
Accounts payable	-	19,906,803	8,104,691	13,843,617	(33,620,220)	8,234,891
Lease liability	-	170,962	357,564	201,778	-	730,304
Other current liabilities	3,469,583	123,048,670	13,967,687	117,160,119	(165,870,787)	91,775,272
Total current liabilities	3,469,583	143,126,435	22,429,942	131,205,514	(199,491,007)	100,740,467
Lease liability-NC	-	-	62,528	-	-	62,528
Other non-current liabilities	-	-	847,135	-	5,011,566	5,858,701
Total non-current liabilities	-	-	909,663	-	5,011,566	5,921,229
Total liabilities	3,469,583	143,126,435	23,339,605	131,205,514	(194,479,441)	106,661,696
Accumulated deficit	(61,548,167)	(123,851,265)	(63,594,248)	(47,028,999)	(120,558,603)	(416,581,282)
Other equity	218,247,279	118,666,794	46,228,321	24,693,942	(54,483,334)	353,353,002
Total equity	156,699,112	(5,184,471)	(17,365,927)	(22,335,057)	(175,041,937)	(633,228,280)
Total Liability and stockholders’ equity	160,168,695	137,941,964	5,973,678	108,870,457	(359,317,052)	53,637,742

	As of December 31, 2022
	Parent	Subsidiaries	WFOEs	VIEs and their subsidiaries	Consolidation Adjustments	Consolidated
Cash	12,874	336,846	59,293	531,534	324,334	1,264,881
Accounts receivable	-	1,161,641	4,399,643	18,646,214	(16,923,932)	7,283,566
Intercompany receivables	74,369,714	68,346,860	526,951	42,042,009	(185,285,534)	-
Other current asset	19,478,423	4,693,908	1,058,799	41,506,852	(30,460,759)	36,277,223
Total current asset	93,861,011	74,539,255	6,044,686	102,726,609	(232,345,891)	44,825,670
Property and equipment, net	-	630,565	2,678,272	214,973	-	3,523,810
Investment in subsidiaries	63,677,883	62,440,824	-	57,438,383	(183,557,090)	-
Intangible asset, net	-	-	50,926	158,833	87,449,960	87,659,719
Right of use asset, net	-	692,919	1,002,496	1,030,362	-	2,725,777
Other-non-current asset	2,366,978	2,567,396	-	3,005,359	86,962,466	94,902,199
Total Non-current asset	66,044,861	66,331,704	3,731,694	61,847,910	(9,144,664)	188,811,505
Total Asset	159,905,872	140,870,959	9,776,380	164,574,519	(241,490,555)	233,637,175
Accounts payable	-	20,189,728	6,133,610	16,758,506	(34,990,085)	8,091,759
Lease liability	-	358,612	614,077	692,721	-	1,665,410
Other current liabilities	1,062,668	111,980,444	19,730,024	143,844,642	(191,543,335)	85,074,443
Total current liabilities	1,062,668	132,528,784	26,477,711	161,295,869	(226,533,420)	94,831,612
Lease liability-NC	-	324,255	427,499	396,772	-	1,148,526
Other non-current liabilities	-	-	861,500	-	2,486,040	3,347,540
Total non-current liabilities	-	324,255	1,288,999	396,772	2,486,040	4,496,066
Total liabilities	1,062,668	132,853,039	27,766,710	161,692,641	(224,047,380)	99,327,678
Accumulated deficit	(52,484,550)	(121,844,611)	(55,952,193)	(40,940,607)	35,972,003	(235,249,958)
Other equity	211,327,754	129,862,531	37,961,863	43,822,485	(63,619,504)	359,355,129
Total equity	158,843,204	8,017,920	(17,990,330)	2,881,878	(27,647,501)	124,105,171
Total Liability and stockholders’ equity	159,905,872	140,870,959	9,776,380	164,574,519	(241,490,555)	233,637,175

Consolidating Cash Flows Information

	Year ended December 31, 2023
	Parent	Subsidiaries	WFOEs	VIEs	Elimination	Consolidated
Net cash (used in)/provided by operation activities	(305,859)	1,261,061	(26,106)	(1,522,303)	172,366	(420,841)
Net cash (used in)/provided by investing activities	-	(260,903)	-	(505,398)	329,720	(436,581)
Net cash (used in)/provided by financing activities	290,000	844,163	-	(209,421)	(300,000)	624,742
Effect of exchange rate changes on cash	8,647	68,241	(366)	(318,559)	(243,878)	(485,915)
Net increase in cash and cash equivalents	(7,212)	1,912,562	(26,472)	(2,555,681)	(41,792)	(718,595)

	Year ended December 31, 2022
	Parent	Subsidiaries	WFOEs	VIEs	Elimination	Consolidated
Net cash (used in)/provided by operation activities	(13,187,296)	(4,363,034)	(2,753,716)	(3,599,661)	(31,058,507)	(17,870,525)
Net cash (used in)/provided by investing activities	-	(5,190,871)	(88,618)	(2,488,567)	6,594,214	(934,197)
Net cash (used in)/provided by financing activities	7,420,000	3,838,243	2,342,047	2,257,470	28,620,214	7,093,542
Effect of exchange rate changes on cash	124,445	(86,144)	(30,256)	(324,086)	(3,526,830)	(3,819,202)
Net increase in cash and cash equivalents	(5,642,851)	(5,801,806)	(530,543)	(4,154,844)	629,091	(15,530,382)

	Year ended December 31, 2021
	Parent	Subsidiaries	WFOEs	VIEs	Elimination	Consolidated
Net cash (used in)/provided by operation activities	(86,208,510)	(15,968,254)	34,337,973	15,949,957	(1,812,380)	(53,787,959)
Net cash (used in)/provided by investing activities	(72,449,477)	(52,884,803)	151,027	(13,979,925)	60,766,693	(78,396,485)
Net cash (used in)/provided by financing activities	164,103,934	75,546,992	(35,042,385)	4,318,722	(60,363,735)	148,910,734
Effect of exchange rate changes on cash	209,778	109,208	(6,586)	(1,595,463)	1,540,705	(2,820)
Net increase in cash and cash equivalents	5,655,725	6,803,143	(559,971)	4,693,291	131,283	16,723,470

We are an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary - Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our securities being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 4 of this prospectus, as well as those included in the periodic and other reports we file with the Securities and Exchange Commission before you make your investment decision.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 6, 2025.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Neither we nor the selling shareholder has authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we have prepared, and neither we nor the selling shareholder takes responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. Neither we nor the selling shareholder is making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated herein by reference, is accurate as of the date of those documents only, regardless of the time of delivery of this prospectus or the sale of ordinary shares. Our business, financial condition, results of operations and prospects may have changed since such dates.

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COMMONLY USED DEFINED TERMS

The following are abbreviations and definitions of certain terms used in this document:

●	the “Company”, “we”, “our” and “us” are to Luokung Technology Corp. and its consolidated subsidiaries;

●	“China” or the “PRC” are to the People’s Republic of China;

●	“RMB” and “Renminbi” refer to the legal currency of China;

●	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States;

●	References to “variable interest entities” or “VIEs” refer to Beijing Zhong Chuan Shi Xun Technology Limited, Beijing BotBrain AI Technology Co., Ltd. and eMapgo Technologies (Beijing) Co., Ltd.

ABOUT THIS PROSPECTUS

This document, which forms part of a registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company, constitutes a prospectus of the Company under Section 5 of the Securities Act. The Selling Shareholders may, from time to time, sell the securities offered by them described in this prospectus. We are not offering any Ordinary Shares for sale under this prospectus and will not receive any proceeds from the sale of the securities by such selling securityholders under this prospectus.

This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction or to any person to whom it would be unlawful to make such offer.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections, and other information concerning our industry and business, as well as data regarding market research, estimates, and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. When we refer to one or more sources of data in any paragraph, you should assume that other data of the same type appearing in the same paragraph is derived from such sources, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted, and reproduced industry data from third-party sources (including any sources that we may have paid for, sponsored, or conducted), we have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

PRESENTATION OF FINANCIAL INFORMATION

This prospectus incorporates by reference our audited consolidated financial statements as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 included in our annual report on Form 20-F for the year ended December 31, 2023, filed with the SEC on October 22, 2024, which have been prepared in accordance generally accepted accounting principles in the United States (“U.S. GAAP”). Our financial information is presented in U.S. dollars. Our fiscal year begins on January 1 and ends on December 31 of the same year.

TRADEMARKS AND TRADE NAMES

We have proprietary rights to trademarks used in this prospectus or in the documents we incorporate by reference that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this prospectus or in the documents we incorporate by reference may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus or in the documents incorporated by reference is the property of its respective holder.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our ordinary shares. You should read the entire prospectus, including the information incorporated by reference herein, carefully, including the section titled “Risk Factors” included in this prospectus and our consolidated financial statements and related notes incorporated by reference herein before making an investment decision. Some of the statements in this summary constitute forward-looking statements. See the section titled “Special Note Regarding Forward-Looking Statements.” Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

Business Overview

We are a spatial-temporal intelligent big data services company, as well as a provider of interactive location-based services (“LBS”) and High Definition (“HD”) Maps for various industries in China. Backed by our proprietary technologies and expertise in HD Maps and multi-sourced intelligent spatial-temporal big data, we established city-level and industry-level holographic spatial-temporal digital twin systems and actively serves industries including smart transportation with applications in autonomous driving, smart highway and vehicle-road collaboration, natural resource asset management, covering carbon neutral and environmental protection remote sensing data service, and LBS smart industry applications, including mobile Internet LBS, smart travel, smart logistics, new infrastructure, smart cities, emergency rescue, etc.

We believe that road-to-vehicle coordination is the keystone for smart travel and autonomous driving in the future. Therefore, smart cars require smart roads. We are actively deploying smart solutions for both vehicles and roads.

For vehicles, we are supporting eMapgo’s position as an HD Map provider with continued investment in its technical R&D in the fields of autonomous driving data services, simulation services, and full-cognition Artificial Intelligence (“AI”) services with a goal of continuing to optimize, deepen and expand services for automakers and top-tier autonomous driving firms. We believe we have led the development of the industry standard for “Autonomous Driving HD Map Collection Element Model and Interaction Format”, and we expect that eMapgo will continue to play an active role in setting industry standards in the near future.

For roads, we are actively promoting smart road services based on its spatial-temporal digital base, including but not limited to HD Map-based smart road AI digital base, 24/7 road hazard awareness, severe weather perception and other road information data perception service systems and smart management platforms through one of our subsidiaries, EMG. With these efforts, Luokung aims to assist expressway operators in managing their digitized assets more securely and efficiently and to achieve vehicle-to-road data communication where vehicles can digitally receive roadside information that affects safety, convenience and comfort in real time. We are providing similar smart digital services for China’s new generation smart transportation demonstration project-Changjiu Expressway, a project that showcases our respected position in the field of smart highways.

Although Luokung’s AI spatial-temporal big data services do not directly solve the issue of carbon emissions, we believe that our data service helps policymakers, industry regulators and market service participants monitor real situation and data changes, in their efforts to reduce carbon emissions and to serve as an important digital base for carbon emission trading. We believe that Luokung has established China’s most powerful remote sensing data engine that integrates high-resolution remote sensing, HD maps and various IoT sensor data, enabling us to launch the most efficient remote sensing data processing service. This offering addresses a broader market focus on industrial applications in carbon emission, carbon neutrality, geographical resources, forestry resources, water resources, crops and others, a marketplace we define as a carbon neutrality natural resource asset service business.

As an LBS data services provider of information flow management and market services, the growth of the business is powered by its unified platform capabilities to manage the whole life cycle market services from planning, ordering, fulfilling, conversion monitoring and reporting. It can optimize the delivery effectiveness through account unification for different platforms and intelligent distribution among different marketing channels, formats and creatives to achieve higher efficiency, lower cost and better performance, based on real time feedback loop integrating delivery and result tracking.

Summary of Risks Related to our Business

Investing in our Ordinary Shares involves risks. You should carefully consider the risks described in the section titled “Risk Factors” in this prospectus and in our SEC filings that are incorporated by reference herein, before making a decision to invest in our Ordinary Shares.

Corporate Information

Our principal executive offices are located at B9-8, Block B, SOHO Phase II, No. 9, Guanghua Road, Chaoyang District, Beijing, People’s Republic of China 100020. Our website is www.luokung.com. We routinely post important information on our website. The information contained on our website is not a part of this annual report.

Our agent for service of process in the United States is ClearTrust, LLC, the current transfer agent of the Company, with a mailing address of 16540 Pointe Village Drive Suite 210, Lutz, Florida 33558.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

Implications of Being a Foreign Private Issuer

Our status as a foreign private issuer exempts us from compliance with certain laws and regulations of the SEC and certain regulations of the NASDAQ. Consequently, we are not subject to all of the disclosure requirements applicable to U.S. public companies. For example, we are exempt from certain rules under the U.S. Securities and Exchange Act of 1934, as amended (“Exchange Act”), that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, our executive officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning our company than there is for U.S. public companies.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD (Fair Disclosure) of the Exchange Act, aimed at preventing issuers from making selective disclosures of material information.

We may take advantage of these exemptions until such time as we no longer qualify as a foreign private issuer. In order to maintain our current status as a foreign private issuer, either a majority of our outstanding voting securities must be directly or indirectly held of record by non-residents of the United States, or, if a majority of our outstanding voting securities are directly or indirectly held of record by residents of the United States, a majority of our executive officers or directors may not be United States citizens or residents, more than 50% of our assets cannot be located in the United States and our business must be administered principally outside the United States.

We have taken advantage of certain of these reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in the United States in which you may hold equity securities.

THE OFFERING

This prospectus relates to the resale by the Selling Shareholders identified in this prospectus of up to 3,850,792 Ordinary Shares issued to certain accredited investors in a private placement, including (i) up to 2,288,292 Ordinary Shares issued by us to certain Debt Investors pursuant the Conversion Agreement entered into by and among the Company and certain creditors thereto on July 8, 2024 and (ii) up to 1,562,500 Ordinary Shares issued by us to certain New Investors pursuant to certain the Subscription Agreement entered into by and among the Company and the investors thereto on July 10, 2024. All of the Ordinary Shares, when sold, will be sold by the Selling Shareholders. The Selling Shareholders may sell their Ordinary Shares from time to time at prevailing market prices. We will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Shareholders pursuant to this prospectus.

Ordinary Shares currently issued and outstanding	6,878,339 Ordinary Shares.

Ordinary Shares offered by the Selling Shareholders	Up to 3,850,792 Ordinary Shares.

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders.

Risk factors	Investing in our Ordinary Shares involves a high degree of risk. You should read the “Risk Factors” section starting on page 4 of this prospectus, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our Ordinary Shares.

Nasdaq Capital Market symbol	Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “LKCO.”

Unless otherwise indicated, the number of Ordinary Shares outstanding prior to and after this offering is based on 6,878,339 Ordinary Shares outstanding as of January 31, 2025, and excludes the following:

●	warrants to purchase 975,392 shares of our Ordinary Shares.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the risks and uncertainties described and the risks described under the caption “Item 3. Key Information - D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2023, or the 2023 Annual Report filed with the SEC on October 22, 2024, which is incorporated by reference in this prospectus, before deciding whether to invest in the Ordinary Shares. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of the following risks or additional risks and uncertainties that are currently immaterial or unknown. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of the Ordinary Shares to decline, and you may lose all or part of your investment.

Future sales, or the possibility of future sales, of a substantial number of our ordinary shares could adversely affect the price of our ordinary shares.

Future sales of a substantial number of our ordinary shares, or the perception that such sales will occur, could cause a decline in the market price of our ordinary shares. We are registering for resale an aggregate of 3,850,792 ordinary shares held by the Selling Shareholders. Our ordinary shares sold in this offering may be resold in the public market immediately without restriction. If shareholders sell substantial amounts of ordinary shares in the public market, or the market perceives that such sales may occur, the market price of our ordinary shares in the future could be adversely affected. We cannot predict if and when the selling shareholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities convertible into ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Our Business and “Use of Proceeds” and elsewhere in this prospectus, including in our 2023 Annual Report, or incorporated by reference herein constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our product candidates, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

These forward-looking statements include, but are not limited to, statements about:

●	our future business development, results of operations and financial condition;

●	expected changes in our net revenues and certain cost or expense items;

●	our ability to attract and retain customers; and

●	trends and competition in the spatial-temporal big-data processing and interactive location-based services market.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by reference. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Ordinary Shares will go to the Selling Shareholders.

The Selling shareholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Ordinary Shares. The Company will bear all other costs, fees and expenses incurred in effecting the registration of the Ordinary Shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

Principal Shareholders

The following table provides information as to the beneficial ownership of our ordinary shares as of December 31, 2024, by the persons listed. Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. For purposes of the following table, a person is deemed to have beneficial ownership of any ordinary shares if such person has the right to acquire such shares within 60 days of December 31, 2024. For purposes of computing the percentage of outstanding shares held by each person, any shares that such person has the right to acquire within 60 days after of December 31, 2024 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all of the ordinary shares beneficially owned by them. Unless otherwise indicated, the address of each person listed is c/o Luokung Technologies, B9-8, Block B, SOHO Phase II, No. 9, Guanghua Road, Chaoyang District, Beijing, People’s Republic of China.

Percentage ownership of the ordinary shares in the following table is based on 6,878,339 ordinary shares outstanding on December 31, 2024.

	Number of shares beneficially owned	Percent of shares beneficially owned
Directors and executive officers
Xuesong Song, Chairman, Chief Executive Officer and Director (1)(2)	117,320	1.71%
Dongpu Zhang, President (3)	0	0%
Jian Zhang, Chief Financial Officer	0	0%
David Wei Tang	10,000	0.15%
Jin Meng Bryan Yap	0	0%
Yang Zhou	8,750	0.13%
All directors and executive officers as a group (6 persons)	136,070	1.98%

(1)	Consists of (i) 16,796 ordinary shares owned directly by Charm Dragon International Limited, a British Virgin Islands company and (ii) 94,270 ordinary shares owned directly by Bravo First Development Limited, a British Virgin Islands company.

(2)	Mr. Xuesong Song is the controlling shareholder of Bravo First Development Limited. Mr. Xuesong Song is the sole director of Charm Dragon International Limited. Mr. Xuesong Song also owns all 10,417 of the Company’s outstanding preferred shares, and each preferred share has the right to 399 votes at a meeting of the shareholders of the Company. Mr. Song therefore is the controlling shareholder of the Company.

SELLING SHAREHOLDERS

The Ordinary Shares being offered by the Selling Shareholders consist of 3,850,792 Ordinary Shares issued by the Company, of which (i) 2,288,292 Ordinary Shares was issued to certain Debt Investors pursuant the Conversion Agreement entered into by and among the Company and certain creditors thereto on July 8, 2024 and (ii) 1,562,500 Ordinary Shares was issued to certain New Investors pursuant to certain the Subscription Agreement entered into by and among the Company and the investors thereto on July 10, 2024.

Other than the relationships described herein, to our knowledge, the Selling Shareholders are not employees or suppliers of ours or our affiliates. Within the past three years, other than the relationships described herein, the Selling Shareholders have not held a position as an officer or a director of ours, nor have any of the Selling Shareholders had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the Selling Shareholders, unless otherwise noted. None of the Selling Shareholders have any family relationships with our officers, directors or controlling shareholders.

The term “Selling Shareholder(s)” also includes any transferees, pledgees, donees, or other successors in interest to the Selling Shareholders named in the table below. Unless otherwise indicated, to our knowledge, the person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the Ordinary Shares set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to the named Selling Shareholders who are able to use this prospectus to resell the Ordinary Shares offered hereby.

To the extent a Selling Shareholder is an affiliate of broker dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and includes Ordinary Shares with respect to which the Selling Shareholder has voting and investment power. The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the Ordinary Shares held by the Selling Shareholders. The second column lists the number of Ordinary Shares beneficially owned by the Selling Shareholders based on their ownership of Ordinary Shares as of January 31, 2025.

The third column lists the maximum number of Ordinary Shares being offered by this prospectus by the Selling Shareholders. The number of shares that may actually be sold by the Selling Shareholders may be fewer than the number of shares being offered by this prospectus.

The fourth column assumes the sale of all of the Ordinary Shares offered by the Selling Shareholders pursuant to this prospectus. The table below in the first column lists the Selling Shareholders and other information regarding the beneficial ownership of the Ordinary Shares held by them.

	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares Being	Number of Common Shares Owned After Offering
Name of Selling Shareholder	Number(1)	Percent	Offered	Number(2)	Percent
Meiling Liu(3)	420,000	6.11%	420,000	-	-
Zhetao Liu(4)	390,000	5.67%	390,000	-	-
Haiwei Zhang(5)	380,000	5.52%	380,000	-	-
Renlin Liu(6)	410,000	5.96%	410,000	-	-
Linghua Liu(7)	400,000	5.82%	400,000	-	-
Dragon Frontier Limited(8)	288,292	4.19%	288,292	-	-
Congyan Xue(9)	172,500	2.51%	172,500	-	-
Zhiqing Liu(10)	280,000	4.07%	280,000	-	-
Zhongxiong Lin(11)	285,000	4.14%	285,000	-	-
Xiaoyi Duanmu(12)	290,000	4.22%	290,000	-	-
Xiaohua Liu(13)	265,000	3.85%	265,000	-	-
Hao Chen(14)	270,000	3.93%	270,000	-	-

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of January 31, 2025, are counted as outstanding for computing the percentage of the Selling Shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other Selling Shareholder.

(2)	Assumes the sale of all Ordinary Shares being offered pursuant to this prospectus.

(3)	The address of this person is Group 6, Lizhi Liming, Peiling District, Chongqing City, China.

(4)	The address of this person is 5277 East Desheng Road, Shangcheng District, Hangzhou City, Zhejiang Province, China.

(5)	The address of this person is 46 Middle Xiangmang Road, Qingxi Town, Dongguang City, Guangdong Province, China.

(6)	The address of this person is 18 Ma’anshan Rd, Qianshan County, Shangrao City, Jiangxi Province, China.

(7)	The address of this person is Apt 303, Building 2, Guibi Garden, Qianbi County, Shangrao City, Jiangxi Province, China.

(8)	These shares are held by Dragon Frontier Limited, a BVI company 100% owned by its sole director, Dan Sang. Its registered address is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Dang Sang has sole voting and investment power with respect to the shares set forth above.

(9)	The address of this person is Room 2206b, Tower A, Chaowai SOHO, Chaowai Boulevard, Chaoyang District, Beijing, China.

(10)	The address of this person is Room 1504, Unit 1, Building 8, Zone 10, Hua Mao Cheng, Chaoyang District, Beijing, China.

(11)	The address of this person is Floor 9, Tower A, Zhaoshang Square, Zone 5, Anding Road, Chaoyang District, Beijing, China.

(12)	The address of this person is Room 2105, East Tower, Si Ji Shi Jia, 48 Liangmaqiao Road, Chaoyang District, Beijing, China.

(13)	The address of this person is Unit 1, Chaoyang Shoufu, Chaoyangmen Neidajie, Dongcheng District, Beijing, China.

(14)	The address of this person is7 Beijing Lane Westm Huigu Genyuan, 2 Guangze Road, Chaoyang District, Beijing, China.

Plan of distribution

We are registering the ordinary shares held by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of our ordinary shares.

The term “Selling Shareholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the principal trading market for our ordinary shares or any other stock exchange, market or trading facility on which our ordinary shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	distribution to employees, members, limited partners or stockholders of the Selling Shareholders;

●	in transactions through broker dealers that agree with the selling shareholder to sell a specified number of such ordinary shares at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	by pledge to secured debts and other obligations;

●	delayed delivery arrangements;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell the ordinary shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

In addition, a Selling Shareholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is our affiliate (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of our ordinary shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, (“FINRA”), Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with the sale of our ordinary shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our ordinary shares in the course of hedging the positions they assume. The Selling Shareholders may also sell our ordinary shares short and deliver these shares to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these shares. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholder in amounts to be negotiated immediately prior to the sale.

Any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of our ordinary shares. We and the Selling Shareholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares of our ordinary shares may not simultaneously engage in market making activities with respect to our ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our ordinary shares by the selling shareholder or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee		$996.35
Printer fees and expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

LEGAL MATTERS

The validity of our ordinary shares and certain other matters of British Virgin Islands laws will be passed upon for us by Maples and Calder (Hong Kong) LLP.

EXPERTS

The financial statements as of December 31, 2023 and 2022 and for the years then ended incorporated by reference in this prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of MRI Moores Rowland LLP, our current auditor, and MSPC Certified Public Accountants and Advisors, A Professional Corporation, our previous auditor, each an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the British Virgin Islands to take advantage of certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the British Virgin Islands. These disadvantages include that the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors. In addition, British Virgin Islands companies do not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes be submitted to arbitration, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders. An important part of our operations is conducted and a significant portion of our assets is located outside the United States. Some of our directors and officers are nationals or residents of jurisdictions other than the United States, and some or all of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to bring an original action against us or such persons in a British Virgin Islands or China court in the event that a shareholder believes that his or her rights have been infringed under the U.S. federal securities laws or otherwise. It may also be difficult for a shareholder to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, some of whom are not residents of the United States and whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the British Virgin Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. It is uncertain whether British Virgin Islands or PRC courts would be competent to hear original actions brought in the British Virgin Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

Our corporate affairs are governed by our memorandum and articles of association, or Articles, and by the BVI Business Companies Act (As Revised) and common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the British Virgin Islands has no securities laws as compared to the United States, and provides significantly less protection to investors. In addition, British Virgin Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

We conduct all of our operations in China and all of our assets are located in China. In addition, except for our two independent directors, Mr. David Wei Tang, who is a U.S. citizen, and Mr. Meng Bryan Yap, who is a Singapore citizen, all of our other officers and directors are PRC nationals. Most of our officers and directors reside within China. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult to effect service of process within the United States upon these persons.

Based on the management’s understanding to the PRC law, there is uncertainty as to whether the courts of the PRC would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

In addition, the management believes that there is uncertainty as to whether the courts of the British Virgin Islands would (i) recognize or enforce judgments of U.S. courts obtained against the Company or its directors, officers, predicated upon civil liability provisions of the securities laws of the United States or any state in the United states, or (ii) entertain original actions brought in the British Virgin Islands against the Company or its directors, officers, predicated upon civil liability provisions of the securities laws of the United States or any state in the United States.

Although there is no statutory enforcement in the British Virgin Islands of judgments obtained in a competent federal or state court of the United States (and the British Virgin Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments with the United States), the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

●	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	is final and for a liquidated sum;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

●	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

However, the British Virgin Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the British Virgin Islands to give rise to obligations to make payments that are penal or punitive in nature.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the British Virgin Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments as of the date of this annual report. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our senior management, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We maintain a corporate website at https://www.luokung.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

●	our Annual Report on Form 20-F for the year ended December 31, 2023, filed on October 22, 2024;

●	our Reports on Form 6-K filed on April 16, 2024, April 30, 2024, May 8, 2024, September 12, 2024, October 7, 2024, October 25, 2024, January 10, 2025 and January 15, 2025; and

●	the description of our Ordinary Shares contained in the Exhibit 2.4 to our Annual Report on Form 20-F filed on May 14, 2021, and including any further amendment or report to be filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investor Resources” section of our website at www.div.energy. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus. Requests for such information should be made to us at the following address:

Luokung Technology Corp.

Room 805, West Tower, Century Fortune Center

Guanghua Road, Chaoyang District, Beijing

People’s Republic of China 100020

Telephone: +(86)10-6506-5217

Attention: Jian Zhang, Chief Financial Officer

Up to 3,850,792 Ordinary Shares

LUOKUNG TECHNOLOGY CORP.

Prospectus

February 6, 2025